EXHIBIT 16.1

RBSM LLP

NEW YORK, NY

November 2, 2012

Securities and Exchange Commission
100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of 11 Good Energy, Inc.’s (the “Company”) Form 8-K dated November 2, 2012, and are in agreement with the sentence one in the first paragraph. We are not in agreement with the second sentence in the first paragraph. We are in agreement with the second paragraph. We are not in agreement with the third and fourth paragraphs. We are in agreement with the fifth and sixth paragraphs.

We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM LLP
RBSM LLP